Exhibit 10.14

INTERLINE BRANDS, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.                                      Name.  This Plan shall be known as the Interline Brands, Inc. Employee Stock Purchase Plan (the “Plan”).

2.                                      Purpose.  The Plan is intended to incentivize certain employees and officers of Interline Brands, Inc., a Delaware corporation (the “Company”) and its subsidiaries to promote the growth and success of the Company and its affiliates by offering the opportunity to purchase common stock, par value $.01 per share, of the Company (the “Common Stock”).

3.                                      Administration.  The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”); provided, however, in the event that no such Committee is established, the Plan shall be administered by the Board, and in such event all references herein to the Committee shall be deemed to reference the Board.  The Committee shall have the power:  (i) to construe and interpret the Plan, (ii) to prescribe, amend or rescind rules and regulations relating to the administration of the Plan and (iii) to make all other determinations necessary or advisable for the administration of the Plan.

4.                                      Eligibility.  Only employees of the Company and its subsidiaries are eligible to participate in the Plan.

5.                                      Common Stock Subject to the Plan.  Up to 50,000 shares of Common Stock may be offered under the Plan.

6.                                      Non-Transferability.   The rights of any eligible participant in the Plan to acquire Common Stock under the Plan shall be nontransferable.

7.                                      Adjustments.  Shares of Common Stock purchased under the Plan shall be proportionately adjusted in the event of, with respect to the Common Stock, a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company.

8.                                      Price and Payment.  The purchase price for Common Stock issued under the Plan shall be as determined by the Committee.  Persons who are awarded the right to purchase Common Stock under the Plan shall pay the purchase price for such Common Stock in cash.

9.                                      Shareholder Approval.  The Plan must be approved by a majority of the outstanding securities of the Company entitled to vote by the later of (i) within 12 months before or after the Plan is adopted or (ii) prior to or within 12 months of the issuance of any Common Stock under the Plan. Any issuance of Common Stock under the Plan which occurs before security holder approval is obtained shall be rescinded if security holder approval is not obtained in the manner described in the preceding sentence.  Such securities shall not be counted in determining whether such approval is obtained.

10.                               Amendment and Termination.  The Board may, at any time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination hereof shall amend, alter or impair any rights or obligations with respect to any shares of Common Stock previously issued under the Plan.  Unless terminated earlier, this Plan shall terminate on December 31, 2012.